POWER OF ATTORNEY
FOR CERTAIN FILINGS
UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, Michael A. Dal Bello, hereby make, constitute and appoint each of:

Lia Toback

Kate Yoon
Ronald P. Soltman
James H. Spalding
Phillip W. Roe
Gary D. Willis

Or any one of them signing individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity, all documents, certificates, instruments, statements, other filings, and amendments to the foregoing (collectively, “documents”) determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Form 3, 4, 5, 144, or Schedules 13D, 13F and 13G and any amendments to said forms or schedules with respect to any securities of Vanguard Health Systems, Inc. or its subsidiaries as may be required to be filed with the Securities and Exchange Commission, any stock exchange, self-regulatory association or any governmental authority; and delivering, furnishing or filing any such documents with the appropriate governmental or other authority. Any such determination shall be conclusively evidenced by such person’s execution, delivery, furnishing and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof until the earlier of (i) the date the undersigned is no longer subject to ownership or control-person reporting requirements as described above or (ii) the date revoked in writing by the undersigned, and this power of attorney does not revoke or replace any other power of attorney that the undersigned has previously granted.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: June 16, 2011.

    /s/ Michael A. Dal Bello
New York, New York.